Exhibit 10.3

SECOND AMENDMENT

to

PRODUCT & TRADEMARK LICENSE AGREEMENT

This Second Amendment (“Second Amendment”) is entered into by Docklight Brands, Inc (“Docklight”) and New Age Beverages Corporation (“New Age”) and is effective as of July 18, 2019.

WHEREAS, Docklight and New Age are parties to a Product & Trademark License Agreement (“Agreement”) under which, among other things, New Age is granted a license to use the Licensed Property in connection with the production and sale of Licensed Products on the terms set forth in the Agreement; and

WHEREAS, Agreement provides that, among other things, that New Age will pay Docklight a Licensee Fee of 50% of all Gross Margin as defined in the Agreement; and

WHEREAS, due to various considerations, it is deemed advisable that, on an interim basis, the Agreement be amended such that Docklight will produce and sell the Licensed Products in its own name.

NOW, THEREFORE, the parties agree as follows:

1.	Capitalized terms used in this Second Amendment have the same meaning as defined in the Agreement.

2.	Unless amended by this Second Amendment, the terms and conditions of the Agreement will remain in effect. The parties recognize that the obligations under the Agreement that are intended to apply to the manufacturer of Licensed Products; as such, Sections 4-8, would apply to Docklight under this Second Amendment, as it is the intended manufacturer and seller of the Licensed Products.

3.	Subject to the terms and conditions of this Second Amendment and the Agreement, New Age hereby grants to Docklight for the term of this Second Amendment, an exclusive license to use, including all related Intellectual Property Rights (as that term is defined in the Agreement) 1) its ready to drink tea recipes (“New Age IP”), and 2) its rights in the Licensed Property (including whatever rights New Age holds in the Marley Mellow Mood brand and trade dress) for the limited purpose of manufacturing, selling distributing, marketing and advertising Licensed Products bearing the Licensed Property as intended by the Agreement, except that as noted in Section 2, above Docklight shall assume the role of manufacturer for the duration of this Second Amendment.

4.	Docklight will develop, manufacture, market, sell, advertise, and promote Licensed Products using its own name and branding and not using the name of existing or contemplated New Age products. Notwithstanding the above, New Age fully authorizes Docklight, during the term of this Second Amendment, to use and exploit its rights to use the name Marley Mellow Mood in connection with Licensed Products for no additional consideration beyond the considerations agreed to herein and in the Agreement.

5.	Docklight will be responsible for regulatory matters, production, warehousing, distribution, invoicing, and collection related to the Licensed Products.

6.	The parties agree that Docklight may assign its responsibilities under this Second Amendment to its wholly owned subsidiary, DB One, LLC.

7.	The parties will mutually agree on the design, label, packaging, and taste of the Licensed Products.

8.	As Docklight will be selling the Licensed Products, the License Fee obligation will be reversed such that Docklight will pay New Age a License Fee of 50% of Gross Margin as defined in, and under the terms and conditions of, the Agreement. Additionally, the definition, and calculation of Gross Margin shall also include the deduction of Docklight’ s payment of trademark royalties to Marley Green, LLC for use of the Marley marks in connection with the Licensed Products. Joint pre-approved Marketing Costs and Freight Costs will continued be shared as set forth in the Agreement, Licensing Schedule.

9.	The term of this Second Addendum will be 12 months. The Second Addendum may be renewed, for additional 90-day periods, upon written agreement of the parties. Either party may, upon 90 days’ written notice, terminate this Second Amendment and cause the Agreement to revert back to its original intent, with New Age being the party that manufactures and sells Licensed Products under the Agreement. Although dependent on the regulatory environment regarding CBD, it is the parties’ desire and expectation to be able to revert back to the original intent within 18 months.

10.	Effective upon execution of this Second Amendment, during the term of the Agreement and for six months thereafter the parties covenant to not induce or attempt to induce any person who is an employee, contractor, service provider, supplier, or consultant of the other party to engage in any employment or compensated activity which competes with the other party. Employee acknowledges that violation of this covenant of non solicitation would cause immediate and irreparable injury to the other party; therefore, in the event of an actual or threatened breach of this covenant, in addition to any other remedy allowed in law or equity, the other party shall be entitled to an injunction or restraining order injoining the party in breach from conduct prohibited by this section.

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DOCKLIGHT BRANDS, INC	NEW AGE BEVERAGES CORPORATION

/s/ Damian Marano	/s/ Olivier Sonnois
Signature	Signature

Print Name:	Damian Marano	Print Name:	Olivier Sonnois
Title: President		Title: President – North America

EXHIBIT

New Age IP

Brand: Marley Mellow Mood

Formulations for 3 total SKUs previously provided to Docklight Brands, LLC in conjunction with Allen Flavors

Recipe 1: Herbal Honey + CBD

Recipe 2: Peach Raspberry + CBD

Recipe 3: Lemon Raspberry+ CBD

Brand Devices:

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